UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2006
ORTHOLOGIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-21214	86-0585310

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 West Washington Street, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(602) 286-5520
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-10.1
EX-10.2
EX-10.3
EX-10.4

Section 1 – Registrant’s Business and Operations
Item 1.01      Entry into a Material Definitive Agreement.
Compensation of John M. Holliman, III, and Randolph C. Steer, MD, Ph.D.
     (a)      On May 12, 2006, OrthoLogic Corp. (the “Company”) entered into an agreement with John M. Holliman, III, to compensate Mr. Holliman for his services as the Company’s Executive Chairman and principal executive officer (the “Holliman Agreement”).
     Under the Holliman Agreement, Mr. Holliman’s services to the Company may be terminated by the Company at any time, with or without cause. It provides for annual base cash compensation of $200,000, payable in accordance with the Company’s standard payroll practices. In addition, the Holliman Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.
     In connection with Mr. Holliman’s services to the Company as its Executive Chairman and principal executive officer, on May 12, 2006 the Company also granted him options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $1.75, the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Stock Market. These options will vest in equal amounts over a twenty-four month period and are exercisable, subject to the vesting schedule, for ten years from the date of grant. In the event of a change of control or liquidation of the Company, the vesting of the options will be accelerated so that the options will become fully exercisable.
     (b)      On May 12, 2006, the Company also entered into an agreement with Randolph C. Steer, MD, Ph.D., to compensate Dr. Steer for his services as the Company’s President and Chief Operating Officer (the “Steer Agreement”). In connection with Dr. Steer’s services to the Company, Dr. Steer also executed an Intellectual Property, Confidentiality and Non-Competition Agreement, which sets forth restrictions on the disclosure of Company proprietary information and protects the Company’s interest in its intellectual property, and an Indemnification Agreement, which provides for indemnification by the Company for certain Company-related claims against the directors or officers to the fullest extent permitted by law, as well as the advancement of expenses relating to such claims.
     Under the Steer Agreement, Dr. Steer’s services to the Company may be terminated by the Company at any time, with or without cause. The Steer Agreement provides for annual base cash compensation of $300,000, payable in accordance with the Company’s standard payroll practices. In addition, the Steer Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.
     In connection with Dr. Steer’s services to the Company, on May 12, 2006 the Company also granted him options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $1.75, the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Stock Market. These options will vest in equal amounts over a twenty-four month period and are exercisable, subject to the vesting schedule, for ten years from the date of grant. In the event of a change of control or liquidation of the Company, the vesting of the options will be accelerated so that the options will become fully exercisable.
2005 Equity Incentive Plan
     (a)      On May 12, 2006, the Company’s stockholders approved the OrthoLogic Corp. 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan provides for the grant from time to time of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock shares and restricted stock units to the Company’s employees, directors and appropriate third parties. The 2005 Plan will be administered by a committee designated by the Company’s Board of Directors (the “Board”). For purposes of the power to grant awards to Company directors, the committee shall consist of the entire Board. For other 2005 Plan purposes, the 2005 Plan shall initially be administered by the Compensation Committee of the Board. A maximum of 2,000,000 shares may be issued under the 2005 Plan and no person may receive awards for more than 300,000 shares in any calendar year.
     The foregoing summary description of the 2005 Plan does not purport to be complete and is qualified in its entirety by reference to the actual terms of the 2005 Plan, which is attached hereto as Exhibit 10.1. For additional information about the 2005 Plan, refer to Proposal 2 (Ratification and Approval of OrthoLogic 2005 Equity Incentive Plan) on pages 19-21 of the Company’s 2006 Proxy Statement, as filed with the Securities and Exchange Commission on April 14, 2006, which is incorporated herein by reference.
     (b)      The Company from time to time grants equity-based awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock shares and restricted stock units to its employees, directors and appropriate third parties pursuant to its 2005 Plan. The forms of Incentive Stock Option Grant Letter, Non-Qualified Stock Option Grant Letter and Restricted Stock Grant Letter used for awards under the 2005 Plan are filed herewith as Exhibits 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. From time to time, the Company may, however, issue stock options, stock appreciation rights, restricted stock shares and restricted stock units under the 2005 Plan on terms different from those in the form agreements filed herewith.

Section 9 – Financial Statements and Exhibits
Item 9.01      Financial Statements and Exhibits.
(d)      Exhibits

Exhibit No.	Description

10.1	OrthoLogic Corp. 2005 Equity Incentive Plan

10.2	Form of Incentive Stock Option Grant Letter for grants under the 2005 Plan

10.3	Form of Non-Qualified Stock Option Grant Letter for grants under the 2005 Plan

10.4	Form of Restricted Stock Grant Letter for grants under the 2005 Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2006	ORTHOLOGIC CORP.
/s/ Les M. Taeger
Les M. Taeger
Senior Vice President and Chief Financial Officer